Exhibit (d-2)

AMENDMENT TO SCHEDULE I

OF THE INVESTMENT ADVISORY AGREEMENT

Pursuant to the Investment Advisory Agreement (the “Agreement”) September 12, 2007 by and between The Alger Institutional Funds, and Fred Alger Management, LLC, as amended, the parties agree to amend the Agreement effective September 17, 2019 as follows:

1.	Schedule I of the Agreement is hereby deleted in its entirety and replaced with Schedule I as attached and incorporated by reference to this Amendment.

2.

Except as provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect. Capitalized terms herein that are not defined shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties by their duly authorized officers, have caused this Agreement to be executed as of the date first written above.

THE ALGER INSTITUTIONAL FUNDS		FRED ALGER MANAGEMENT, LLC

By:	/s/ Tina Payne	By:	/s/ Tina Payne
Name:	Tina Payne	Name:	Tina Payne
Title:	General Counsel	Title:	General Counsel

SCHEDULE I

Name of Portfolio	Annual Fee as Percentage of Average Daily Net Assets	Reapproval Date
Alger Capital Appreciation Institutional Fund

.81% for assets up to $2

billion; .65% for assets

between $2 billion and $3

billion; .60% for assets

between $3 billion and $4

billion; .55% for assets

between $4 billion and $5

billion; 0.45% for assets in

excess of $5 billion

October 31

Alger Capital Appreciation Focus Fund	.52%	October 31

Alger Mid Cap Growth Institutional Fund	.76% for assets up to $1 billion; .70% for assets in excess of $1 billion	October 31

Alger Small Cap Growth Institutional Fund	.81% for assets up to $1 billion; .75% for assets in excess of $1 billion	October 31